Exhibit 10.2

February 25, 2015

Daniel Gallagher

c/o Town Sports International, LLC

5 Penn Plaza

New York, NY 10001

Dear Dan:

Town Sports International Holdings, Inc. (“TSI Holdings” and together with its subsidiaries and affiliates, the “Company”) is pleased to offer you a promotion into the position of Chief Executive Officer and President effective as of February 25, 2015 (the “Effective Date”). This letter agreement (this “Agreement”) set forth the terms of your continued employment.

1. Position. As Chief Executive Officer and President, you will report to the Board of Directors of TSI Holdings (the “Board”).

2. Compensation and Bonus. Commencing on the Effective Date, your annual base salary will be $575,000, payable in accordance with Town Sports International, LLC’s (“TSI”) standard payroll practices and subject to all applicable tax withholdings. Future salary increases will be based on demonstrated job performance. Under the Company’s current performance bonus plan, you will have a bonus target of seventy-five percent (75%) of your annual base salary.

3. Restricted Stock. At such time as the annual award of shares of restricted common stock is made to other senior executives of TSI Holdings, but in no event later than March 16, 2015, you will be awarded 85,000 shares of restricted stock of TSI Holdings, which award shall vest twenty-five (25%) percent per year, commencing on the first anniversary of the award date. The award will subject to the terms and conditions of the TSI Holdings 2006 Stock Incentive Plan, as amended, and the related award agreement.

4. Severance. The Company shall provide you with sixty (60) days’ prior written notice of a termination of your employment without Cause. In the event that your employment is terminated by the Company without Cause or by you due to a Constructive Termination (as such terms are defined below), subject to the execution (without revocation) of the Company’s standard release agreement within the time prescribed therein (no later than sixty (60) days from the date of termination) and your continued compliance with the covenants to which you are bound, including, without limitation, Section 6 and 7 below, you shall be eligible to receive the following severance payments and benefits (collectively, the “Severance Benefits”)

(a) Continuation of your base salary (at the rate in effect at the time of termination, but in no event less than $575,000) for a period of eighteen (18) months (or in the event of a Constructive Termination, then twenty (20) months) from the date of termination (such period being the “Severance Period”). Such payments will commence as soon as practical after the effectiveness of the release (no later than thirty (30) days thereafter) and the first payment shall include the payments that you would have received if the release were effective on the date of termination, subject to the potential six (6) month delay set forth in Section 17 below. The payments will be made consistent with the Company’s prevailing payroll practices and will be less all applicable withholding taxes.

(b) An amount equivalent to your pro-rata annual bonus (based on the number of days in the fiscal year through the date of termination) with respect to the fiscal year in which the termination date occurred at target. Additionally, and, if applicable, any unpaid annual bonus from the prior fiscal year, which amounts shall be payable within sixty (60) days of the date of termination, which bonus payment shall be subject to all other terms of TSI Holdings’ bonus plan and shall be subject to deduction for all applicable withholding taxes.

(c) To the extent permitted by law and subject to Section 17, the Company shall continue your health and dental coverage and disability coverage in which you participate at the time of termination (or provide comparable substitute coverage), and continue to pay that portion of the premium that it pays for active employees (grossed up to cover taxes, if applicable) at such times as the Company makes such payments for its active employees on a monthly basis until the earlier of (i) the second anniversary of the termination date (the “Coverage Period”) and (ii) the date on which you are eligible for comparable coverage under another group health and dental insurance plan or another disability plan by a successor employer. You agree to promptly notify the Company in writing in the event that you are eligible for coverage under another such plan. If not otherwise covered by a group health or dental plan as the end of the Coverage Period, you shall be eligible for COBRA continuation coverage on such date on the same terms and conditions as offered to other eligible plan participants, and, if you elect such coverage, you shall be fully responsible for the associated premiums.

(d) During the Severance Period, you and your immediate family will continue to have Passport Memberships (or its equivalent) at no cost to you. The aforementioned memberships are subject to all of the Company’s membership rules, regulations and policies currently in effect and as may be amended from time to time.

(e) During the Severance Period, you shall be entitled to outplacement assistance with a nationally recognized outplacement firm at an executive level, provided that such cost shall not exceed $30,000.

(f) Any severance provided pursuant to this provision shall be in lieu of any severance or other payment under your restricted stock or option agreements and not duplicative.

(g) In the event your employment terminates for any reason other than by the Company without Cause or by you due to a Constructive Termination, you shall not be eligible for the Severance Benefits and you shall only be entitled to payment of base salary through the date of termination, reimbursement of business expenses incurred through the date of termination in accordance with the Company’s policy and any other rights pursuant to applicable law.

5. Definitions. As used herein, the terms identified below shall have the meanings indicated:

(a) “Cause” means the Company’s termination of your employment as a result of: (i) repeated refusal to comply with the lawful direction of the Board (which is not cured within thirty (30) days of written notice from TSI Holdings describing such refusal to comply); (ii) the commission of any fraud, misappropriation or misconduct by you that causes, or is reasonably likely to cause, injury, monetarily or otherwise, to the Company; (iii) the conviction of, or pleading guilty or no contest to, a felony involving moral turpitude; (iv) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to you at the expense of the Company; (v) any material breach of your fiduciary duties to the Company as an employee or officer; (vi) a material violation of the Company’s Code of Ethics and Business Conduct, as amended from time to time, or other policies and procedures of the Company; (vii) any breach of the terms of any non-compete, non-solicitation or confidentiality provision contained in any agreement between you and the Company.

(b) “Constructive Termination” means your voluntary termination of employment with the Company as a result of (i) a material diminution in your authority, duties, or responsibilities, a change in your supervisory reporting relationship within the Company, or your no longer serving as Chief Executive Officer, except no longer serving as President shall not constitute a Constructive Termination event; (ii) a change, caused by the Company, in geographic location of greater than 50 miles from 5 Penn Plaza, New York, NY; or (iii) a material reduction in your base pay or incentive cash compensation; provided, however, that none of the foregoing conditions or events shall constitute Constructive Termination unless (A) you shall have provided written notice to the Company within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Constructive Termination and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice. In order to resign due to Constructive Termination, your resignation must be effective within 90 days of the expiration of the cure period without the Company curing the event.

6. Non-Compete and Non-solicitation.

(a) As an inducement to the Company to enter into this Agreement, you agree that (i) during your period of employment with the Company, and (ii) during the eighteen (18)-month period following the end of your employment for any reason (the “Non-compete Period”), you shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business as conducted by the Company during your period of employment with the Company or at the time of the termination of your employment or with any other business that is the logical extension of the Company’s business during your period of employment with the Company or at the time of termination of your employment, within any metropolitan area in which the Company engages or has definitive plans to engage in such business as of the date of this Agreement; provided, however, that you shall not be precluded from purchasing or holding publicly traded securities of any entity so long as you shall hold less than 2% of the outstanding units of any such class of securities and have no active participation in the business of such entity. You agree that the following entities are examples of competitive businesses and are not exclusive: Crunch, 24 Hour, Equinox, NY Health and Racquet Club, LA Fitness, Planet Fitness, Lifetime and Bally’s.

(b) As an inducement to the Company to enter into this Agreement you agree that during the Non-compete Period, you shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during your employment except for such employees who have been terminated for at least three (3) months, or (iii) induce or attempt to induce any customer, supplier, licensee, franchisor or other business relation of the Company to cease doing business with such Company, or in any way interfere with the relationship between any such customer, supplier, licensee, franchisor or business relation, on the one hand, and the Company, on the other hand.

(c) The provisions of this Section 6 and 7 shall survive any expiration or termination of this Agreement.

(d) If it is determined by a court of competent jurisdiction that any of the provisions of this Section 6 or 7 is excessive in duration or scope or otherwise is unenforceable, then such provision may be modified or supplemented by the court to render it enforceable to the maximum extent permitted by law.

(e) You acknowledge and agree that the restrictions imposed upon you by the terms, conditions and provisions of this Section 6 and 7 are reasonably necessary to protect the legitimate business interests of the Company (which for the avoidance of doubt includes its subsidiaries and affiliates), and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. You further acknowledge and agree that if any such restriction is violated, the Company will be entitled to (i) stop paying the Severance Benefits, and to the extent paid, recoup such payments and (ii) immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Section will not diminish your ability to earn a livelihood or create or impose any undue hardship on you. You also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert. You further acknowledge and agree that if any provision of this Section 6 or 7 is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, you authorize and request said court to revise the unenforceable or unreasonable provision in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original. You further acknowledge and agree that any period of time during which you are in violation of the covenants set forth in this Section 6 shall be added to the restricted period.

7. Confidential Information. You expressly recognize and acknowledge that during your employment with the Company, you are entrusted with, have access to, or gain possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers, suppliers, licensees and/or franchisors; (ii) employees, research, goodwill, production, and prices; (iii) business methods, processes, practices or procedures; (iv) computer software and technology development; and (v) business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information”). You agree, by acceptance of the right to receive compensation and benefits under this Agreement, that: (i) unless pursuant to prior written consent by the Company, you shall not disclose any Confidential Information for any purpose whatsoever unless compelled by court order or subpoena; (ii) you shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access to the Confidential Information; (iii) you shall not use the Confidential Information in any way detrimental to the Company or any of its affiliates; and (iv) you agree that the Confidential Information obtained during your employment with the Company shall remain the exclusive property of the Company, and you shall promptly return to the Company all material which incorporates, or is derived from, all such Confidential Information upon termination of your employment with the Company. It is hereby agreed that Confidential Information does not include information generally available and known to the public other than through the disclosure thereof by or through you or obtained from a source not bound by a confidentiality agreement with the Company or any of its affiliates.

8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

9. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10. Consent to Jurisdiction. In the event of any dispute, controversy or claim between the Company or any Affiliate and you in any way concerning, arising out of or relating to this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties hereby agree and consent to the Arbitration Policy of the Company to the extent it applies to the Dispute. If enforcement of the arbitration award is required or the Dispute is not covered by the Company’s arbitration policy, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice shall be deemed effective service of process on such party. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may be enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.

11. Disputes. In the event that either party commences a litigation, arbitration, or an administrative action related to this Agreement against the other, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs, expenses and fees, including reasonable attorney’s fees, through all appeals in prosecuting or defending such action. For purposes hereof, the “prevailing party” shall be the party who receives substantially the relief sought as determined by the trier of fact

12. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

13. Waiver. The failure of the Company to enforce at any time any of the provisions of this Agreement, or to require at any time performance of any of the provisions of this Agreement, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of the Company thereafter to enforce every provision.

14. Severability and Interpretation. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

15. Entire Agreement. This Agreement is the entire agreement (together with any equity plan and related award agreement currently in effect between you and TSI Holdings) between the parties with respect to your employment and supersedes all prior agreements, whether verbal or in writing, including without limitation the letter agreement dated January 10, 2010 and the Executive Severance Agreement, dated January 22, 2008, as amended December 2010.

16. Employment at Will; Notice of Termination. In accepting this new position, you understand and agree that your employment with the Company shall remain at-will, which means that either you or the Company are free to terminate your employment at any time, for any reason or no reason, with or without notice. Notwithstanding the foregoing, in the event of a termination without Cause or by you due to a Constructive Termination (as set forth above), you will be paid the Severance Benefits and the Company will provide the notice required by Section 4. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that, due to your at-will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits subject to your right to resign due to Constructive Termination if such modification meets such criteria.

17. Section 409A. If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of the termination of your employment, you shall not be entitled to any payment or benefit that constitutes deferred compensation under 409A pursuant to this Agreement until the earlier of (i) the date which is six (6) months after your termination of employment for any reason other than death or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any amounts otherwise payable to you upon or in the six (6) month period following your termination of employment that are not so paid by reason of this Section shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the date of your termination (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death). It is intended that any amounts payable under this Agreement shall comply with or be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A of the Code and for purposes of any such provision of this Agreement, references to a “termination of employment” and like terms shall mean separation from service. If under this Agreement an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate and distinct payment. All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs.

18. Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below, or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

If to the Company, to:

Town Sports International, LLC

5 Penn Plaza (4th Floor)

New York, New York 10001

Attention: General Counsel

If to you, to:

Your address on file with the Company.

Please indicate your acceptance of this offer by signing this Agreement and returning the signed letter to me at the above address.

Very truly yours,

TOWN SPORTS INTERNATIONAL, LLC

By:

/s/ David Kastin
Name:	David Kastin
Title:	Senior Vice President

ACKNOWLEDGEMENT:

I have read and understand all of the terms of this Agreement and I accept and agree to all of the terms set forth therein.

ACCEPTED AND AGREED TO:

/s/ Daniel Gallagher
Daniel Gallagher

Date:	February 25, 2015

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